UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Spark Energy, Inc.
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SPARK ENERGY, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the shareholders of Spark Energy, Inc.:
Notice is hereby given that the 2017 Annual Meeting of Shareholders of Spark Energy, Inc. (the “Company”) will be held at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, on May 25, 2017, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1.    To elect one Class III director.
2.    To ratify the appointment of KPMG as our independent registered public accountant for 2017.
3.    To transact such other business as may properly come before the Annual Meeting.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting if you held shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), or Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”), at the close of business on March 31, 2017. Holders of shares of our 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement, a proxy card and our 2016 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.
YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting, we urge you to promptly vote your shares of Common Stock in advance of the Annual Meeting. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the Annual Meeting. Voting your shares of Common Stock in advance of the Annual Meeting will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain from your broker or other nominee a proxy issued in your name.
By Order of the Board of Directors,
Gil Melman
Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 13, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017
The Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders, along with the Company’s Annual Report to Shareholders, is available free of charge at www.proxyvote.com.

SPARK ENERGY, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
PROXY STATEMENT
2017 ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy for the Annual Meeting that will be held on May 25, 2017 at 10:00 a.m. Central Time, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares of Common Stock at the Annual Meeting. Those persons will also be authorized to vote your shares of Common Stock to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
In accordance with rules and regulations adopted by the SEC, we are providing shareholders of our Common Stock access to proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our Common Stock shareholders of record as of March 31, 2017 on or about April 13, 2017. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders of our Common Stock may request to receive future proxy materials in printed form by mail or electronically by e-mail. An election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.
Shareholders of Record and Beneficial Owners
Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice and any requested proxy materials, including a proxy and voting instruction card, are being sent directly to you.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the shareholder of record should follow the instructions included in the proxy materials to transmit voting instructions.
QUORUM AND VOTING
Voting Stock. Holders of our Class A common stock and Class B common stock are entitled to vote at the Annual Meeting. The shares of Class A common stock and Class B common stock will vote together as a single class on all matters. Each shareholder is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock owned by them on the record date. Holders of shares of our Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
You may vote by any of the following four methods:

•
Internet. Vote on the Internet at www.proxyvote.com. This web site also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time (“ET”) on May 24, 2017.

•
Telephone. Vote by telephone by following the instructions on the Notice. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. ET on May 24, 2017.

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Mail. If you have requested and received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If you mail in your proxy card, it must be received by us before the voting polls close at the Annual Meeting.

•	In person. You may attend and vote at the Annual Meeting.
The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. Beneficial owners that receive the proxy materials by mail from the shareholder of record should follow the instructions included in the proxy materials to transmit voting instructions.
Even if you plan to attend the Annual Meeting, please vote your proxy in advance of the Annual Meeting using one of the methods above as soon as possible so that your shares of Common Stock will be represented at the Annual Meeting if for any reason you are unable to attend in person. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to our Corporate Secretary a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to our Corporate Secretary before the proxy is exercised or unless you vote your shares of Common Stock in person at the Annual Meeting.
Record Date. The record date for Common Stock shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 31, 2017. As of the record date, 6,499,504 shares of Class A common stock were outstanding and entitled to be voted at the Annual Meeting and 10,742,563 shares of Class B common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Chairman of the meeting or a majority of the outstanding shares of Common Stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting; provided however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At any adjourned Annual Meeting at which a quorum is present, the Company may transact any business that might have been transacted at the Annual Meeting.
Vote Required. The director will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to be voted at the Annual Meeting. The proposal seeking ratification of the appointment of KPMG LLP as our independent registered public accountant for 2017 will require the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to be voted at the Annual Meeting.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker does not receive voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposal ONE. For Proposal TWO, ratification of the appointment of our independent registered public accountant, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, broker non-votes and abstentions will not have any effect on the outcome of Proposal ONE and abstentions will have the effect of votes cast against Proposal TWO.
Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR the director nominee listed in Proposal ONE and FOR Proposal TWO.
If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
We were formed as a Delaware corporation in April 2014 to act as a holding company for the retail natural gas business and asset optimization activities and the retail electricity business of our predecessor, Spark Energy Ventures, LLC (“Spark Energy Ventures”). On August 1, 2014, we completed an initial public offering of our Class A common stock. References to the “Company,” “we,” “us,” “our,” and similar terms when used in the present tense, prospectively or for historical periods since August 1, 2014, refer to Spark Energy, Inc. and its subsidiaries, and for historical periods prior to August 1, 2014, refer to our predecessor, Spark Energy Ventures, LLC and its operating subsidiaries, unless the context indicates otherwise. For more information on our operating structure, see “Organizational Structure” under “Transactions with Related Persons.”

PROPOSAL ONE
ELECTION OF DIRECTOR
The Board of Directors has nominated the following individual for election as a Class III director to serve for a three year term beginning immediately following the Annual Meeting and expiring in 2020, or until his successor is elected and qualified or upon earlier of death, disability, resignation or removal:
James G. Jones II
Mr. Jones is currently serving as a Class III director. The Board of Directors has no reason to believe that Mr. Jones will be unable or unwilling to serve if elected. If Mr. Jones becomes unable or unwilling to accept nomination or election, either the number of our directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Biographical information for Mr. Jones, as well as our other current directors and executive officers, is contained in the “Directors and Executive Officers” section below.
Required Vote
The election of the director in this proposal requires the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to be voted at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the election of the nominee.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the shareholders elect the nominee for the Board of Directors as set forth in “Proposal ONE—Election of Director” above, our Board of Directors will be, and our executive officers are:

Name	Age	Position
W. Keith Maxwell III (1)	52	Chairman of the Board of Directors, Director
Nathan Kroeker	43	Director, President and Chief Executive Officer
Jason Garrett	48	Executive Vice President, Spark Retail
Robert Lane	45	Vice President and Chief Financial Officer
Gil Melman	51	Vice President, General Counsel and Corporate Secretary
James G. Jones II (1)(2)	48	Director
Kenneth M. Hartwick (1)(2)	54	Director
Nick W. Evans, Jr.(1)(2)	68	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

Our Board of Directors currently consists of five members. Our directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Maxwell and Hartwick are designated as Class I directors, and their terms of office expire in 2018. Messrs. Kroeker and Evans are designated as Class II directors and their terms of office will expire in 2019. Mr. Jones is a Class III director, and his term of office will expire in 2020, if elected.
Set forth below is biographical information about each of our executive officers, directors and the director nominee.
W. Keith Maxwell III. Mr. Maxwell serves as a director and the non-executive Chairman of the Board of Directors, and was appointed to this position in August 2014 and re-elected in May 2015. Mr. Maxwell serves as the Chief Executive Officer of NuDevco Partners, LLC, Retailco, LLC, Retailco Services, LLC and National Gas & Electric, LLC, each of which is affiliated with us. Mr. Maxwell served on the Board of Directors of Azure Midstream Partners GP, LLC from February 2015 until February 2016. Prior to that time, he served as Chairman of the Board of Marlin Midstream GP, LLC (formerly Marlin Midstream Partners, LP). Prior to founding the predecessor of Spark Energy in 1999, Mr. Maxwell was a founding partner in Wickford Energy, an oil and natural gas services company, in 1994. Wickford Energy was sold to Black Hills Utilities in 1997. Prior to Wickford Energy, Mr. Maxwell was a partner in Polaris Pipeline, a natural gas producer, services and midstream company sold to TECO Pipeline in 1994. In 2010, Mr. Maxwell was named Ernst & Young Entrepreneur of the Year in the Energy, Chemicals and Mining category. A native of Houston, Texas, Mr. Maxwell earned a Bachelor’s Degree in Economics from the University of Texas at Austin in 1987. Mr. Maxwell has several philanthropic interests, including the Special Olympics, Child Advocates, Salvation Army, Star of Hope and Helping a Hero. We believe that Mr. Maxwell’s extensive energy industry background, leadership experience developed while serving in several executive positions and strategic planning and oversight brings important experience and skill to our board of directors.
Nathan Kroeker. Mr. Kroeker serves as a director and also serves as our President and Chief Executive Officer. Mr. Kroeker has served as President since April 2012, and was appointed as our Chief Executive Officer in April 2014. Prior to serving as our President and Chief Executive Officer, Mr. Kroeker served as our Chief Financial Officer from July 2010 to April 2012 and as the Chief Financial Officer of Marlin Midstream Partners, L.P., a midstream energy company that is affiliated with us, from July 2010 to January 2012. Prior to his employment by Spark Energy and Marlin Midstream, Mr. Kroeker was Senior Vice President, Finance, for Macquarie Energy, the global energy supply, trading and logistics division of Macquarie Bank, from December 2009 to July 2010 and was employed as the Chief Financial Officer of the retail business division of Direct Energy, a retail energy service provider, from March 2006 to August 2009, and in various other management roles in Direct Energy’s finance group from March 2004 until March 2006. Mr. Kroeker holds a Bachelor of Commerce degree from the University of Manitoba and is a licensed Chartered Accountant in Canada and a Certified Public Accountant in the state of Texas. Mr. Kroeker was selected to serve as a director because of his management expertise and his extensive financial background in the retail energy business.
Jason Garrett. Mr. Garrett serves as our Executive Vice President, Spark Retail, a position he has held since August 2015. Prior to joining Spark Energy, Mr. Garret served as Executive Vice President of Continuum Energy, an integrated energy products and services company, from January 2013 through July 2015. Mr. Garrett also served as Senior Vice President of Just Energy Group, Inc., a retail natural gas and electricity provider, from 2011 until July 2013. Mr. Garrett holds a Bachelor of Business Administration in Finance and a Masters of Business Administration from the University of New Orleans.
Robert Lane. Mr. Lane serves as our Vice President and Chief Financial Officer, a position he has held since June 2016. Mr. Lane previously worked as the Chief Financial Officer of Emerge Energy Services GP, LLC, the general partner of Emerge Energy Services LP, from November 2012 through June 2015. From December 2011 through November 2012, Mr. Lane was a Managing Director at Global Hunter Securities LLC, where he was responsible for the origination and execution of capital markets and M&A transactions in the midstream industry. Mr. Lane previously served in various roles, most recently as Managing Director, of Sanders Morris Harris Inc. and its affiliates from November 2004 to December 2011, where he led equity research and then investment banking coverage of midstream energy companies, particularly master limited partnerships. Mr. Lane is a Certified Public Accountant and a Chartered Financial Analyst. Mr. Lane received his MBA from the University of Pennsylvania’s Wharton School and his Bachelor of Arts degree from Princeton University. He also received a Certificate in the Accountancy Program from the B.T. Bauer School of Business at the University of Houston.
Gil Melman. Mr. Melman serves as our Vice President, General Counsel and Corporate Secretary, a position he has held since February 2014. Prior to joining Spark Energy, Mr. Melman served as the General Counsel to Madagascar Oil Limited, an oil and gas exploration and production company, from August 2008 to October 2013. Prior to joining Madagascar Oil Limited, Mr. Melman acted as general counsel and in-house counsel to several energy companies and a regional private equity fund. Mr. Melman began his career practicing corporate law with the law firm of Vinson & Elkins LLP, where he represented public and private companies, investment funds and investment banking firms in mergers and acquisitions and capital markets transactions, primarily in the energy industry. Mr. Melman holds a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin and a Doctor of Jurisprudence from the University of Texas at Austin School of Law.
James G. Jones II. Mr. Jones was appointed to our Board of Directors in August 2014. Mr. Jones is a partner at Weaver Tidwell LLP, a regional certified public accounting firm with over 500 professionals. Prior to joining Weaver Tidwell, LLP, Mr. Jones was a partner in the Houston office of Padgett Stratemann & Co. from May 2014 to August 2016. Prior to joining Padgett Stratemann & Co., Mr. Jones worked at Ernst & Young LLP from 1998 to March 2014. Mr. Jones holds a Doctor of Jurisprudence from Louisiana State University and a Bachelor of Science in Accounting from the University of Louisiana at Monroe. Mr. Jones was selected to serve as a director because of his extensive tax and financial background, as well as his management expertise.
Kenneth M. Hartwick. Mr. Hartwick was appointed to our Board of Directors in August 2014 and re-elected in May 2015. Mr. Hartwick currently serves as the Senior Vice President and Chief Financial Officer of Ontario Power Generation, Inc., an electricity producer, a position he has held since March 2016. Mr. Hartwick also serves as a director of MYR Group, Inc., an electrical contractor specializing in transmission, distribution, and substation projects, a position he has held since 2015. Mr. Hartwick served as the Chief Financial Officer of Wellspring Financial Corporation, a sales financing company, from February 2015 until March 2016. Mr. Hartwick also served as the interim Chief Executive Officer of Atlantic Power Corporation, a power generation plant operator, from September 2014 until January 2015 and as a director of Atlantic Power Corporation from October 2004 until March 2016. He has served in various roles for Just Energy Group Inc., most recently serving as President and Chief Executive Officer from 2004 to February 2014. Mr. Hartwick also served as President for Just Energy Group Inc. from 2006 to 2008, as Chief Financial Officer from 2004 to 2006 and as a director from 2008 to February 2014. Mr. Hartwick also served as the Chief Financial Officer of Hydro One, Inc., an energy distribution company, from 2002 to 2004. Mr. Hartwick holds an Honours of Business Administration degree from Trent University. Mr. Hartwick was selected to serve as a director because of his extensive knowledge of the retail natural gas and electricity business and his leadership and management expertise.
Nick W. Evans, Jr. Mr. Evans was appointed to our Board of Directors in May 2016. Mr. Evans began his career at the Georgia Railroad Bank and then joined Abitibi Southern Corporation. He began his television career in sales at WATU-TV and WRDW-TV in Augusta and then moved to WNEP-TV, Wilkes-Barre/Scranton, Pennsylvania. He returned to WAGT-TV in Augusta and eventually became president and general manager. From 1987 to 2000, he was President and CEO of Spartan Communications, Inc., headquartered in Spartanburg, South Carolina. He currently serves as chairman of ECP Benefits and ECP/Trinity, partner of Toast Wine & Beverage, and is involved in business development for Group CSE in Atlanta. Mr. Evans is a former board member of numerous civic, community, business and industry organizations. While a Rotarian he was selected as a Paul Harris Fellow. Currently, he holds board positions with Wells Fargo (Augusta Advisory Board), Forest Hills Golf Association, Azalea Capital (Advisory Board) and Coca-Cola Bottling Company United, Inc. Mr. Evans served as a director of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP, each of which is affiliated with us, from September 2013 through February 2015. Mr. Evans holds a B.B.A degree from Augusta College. Mr. Evans was selected to serve as a director because of his leadership and management expertise.
Status as a Controlled Company
Because Keith W. Maxwell, III, through his indirect ownership of NuDevco Retail, LLC, a Texas limited liability company (“NuDevco Retail”) and Retailco, LLC, a Texas limited liability company (“Retailco”), controls more than 50% of our outstanding voting power, we qualify as a “controlled company” as that term is defined under the corporate governance rules of the NASDAQ Global Select Market (“NASDAQ”). As a controlled company, we may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our Board of Directors consist of independent directors, (ii) the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, (iii) the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities and (iv) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.
In light of our status as a controlled company, our Board of Directors has determined to take partial advantage of the controlled company exemption. Our Board of Directors has determined not to have a nominating and corporate governance committee and that our Compensation Committee will not consist entirely of independent directors. As a result, non-independent directors may, among other things, appoint future members of our Board of Directors, resolve corporate governance issues, establish salaries, incentives and other forms of compensation for officers and other employees and administer our incentive compensation and benefit plans.
Meetings and Committees of Directors
The Board of Directors held five meetings during 2016, and our independent directors met in executive session five times during 2016. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee held five meetings in 2016 and the Compensation Committee held one meeting in 2016. During 2016, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.
Audit Committee
The Audit Committee is comprised of three directors who meet the independence and other requirements of the NASDAQ and the SEC. The Audit Committee currently consists of Messrs. Jones, Evans and Hartwick. Mr. Jones currently serves as the Chairman of the Audit Committee.
The SEC requires that we disclose whether or not our Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. We have determined that each of Messrs. Jones and

Hartwick satisfies the definition of “audit committee financial expert.” Additionally, each of the current members of the Audit Committee meets the requirements of financial literacy under the requirements of the NASDAQ and SEC rules and regulations.
The Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate our independent registered public accountant, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accountant. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accountant. Our independent registered public accountant is given unrestricted access to the Audit Committee. More information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.
Compensation Committee
Our Compensation Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ, as well as one director who does not satisfy the definition of “independent.” Our Compensation Committee currently consists of Messrs. Maxwell, Jones, Evans and Hartwick. Mr. Hartwick currently serves as the Chairman of the Compensation Committee.
The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and, in certain circumstances, for other employees. Our Compensation Committee also administers our incentive compensation plans. More information regarding the functions performed by the Compensation Committee and its membership is in the “Compensation Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.
Director Independence
We have reviewed the independence of our current non-management directors using the independence standards of the NASDAQ and, based on this review, determined that our current directors Messrs. Jones, Evans and Hartwick are independent. In connection with this assessment, the Board of Directors also determined that Messrs. Jones, Evans and Hartwick are independent within the meaning of the NASDAQ standards currently in effect and Rule 10A-3 of the Exchange Act applicable to members of the Audit Committee.
In determining non-management director independence, the Board of Directors reviewed the engagement by affiliates of the Company of Weaver Tidwell LLP, a certified public accounting firm in which Mr. Jones became a partner in August 2016. Weaver Tidwell LLP prepared state tax returns for Mr. Maxwell and several of his controlled entities for the tax year 2015 and will continue to provide tax advice to Mr. Maxwell. Weaver Tidwell, LLP received fees of $20,000 in 2016 in connection with such services. The engagement did not involve the Company or any subsidiary of the Company. The Board of Directors in its proceedings in 2016 and early 2017 determined that this relationship did not have an impact on Mr. Jones’ independence.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of shareholders, if practicable. We anticipate that all of our directors will attend the 2017 Annual Meeting.
Compensation Committee Interlocks and Insider Participation
During the last completed fiscal year, our Compensation Committee consisted of Messrs. Maxwell, Jones, Evans and Hartwick. Mr. Maxwell served as our Chief Executive Officer through April 2014. Mr. Maxwell is party to certain related party transactions with us, as described in this Proxy Statement under “Transactions with Related Persons.”

During the last completed fiscal year, none of our executive officers served on the board of directors or Compensation Committee of a company that has an executive officer that served on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers served as a member of the board of directors or Compensation Committee of that company.
Code of Conduct and Financial Code of Ethics
Our Board of Directors has adopted a Code of Conduct applicable to our employees, directors and officers, and a Financial Code of Ethics for our Chief Executive Officer, Chief Financial Officer and other senior financial officers in accordance with applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. Any waiver of the Code of Conduct and Financial Code of Ethics may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NASDAQ.

EXECUTIVE COMPENSATION
Overview
We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are permitted to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our principal executive officer and our two other most highly compensated executive officers. For fiscal year 2016, our named executive officers the “Named Executive Officers” or “NEOs”) were Nathan Kroeker, our President and Chief Executive Officer, Jason Garrett, our Executive Vice President, Spark Retail, Gil Melman, our Vice President, General Counsel and Corporate Secretary and Georganne Hodges, our former Chief Financial Officer, as she would have been one of our two most highly-compensated executive officers during 2016 but for the fact that she was not serving as an executive officer at the end of 2016.
Summary Compensation Table
The following table summarizes the compensation amounts expensed by us for our NEOs for the fiscal years ended December 31, 2015 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
Nathan Kroeker President and Chief Executive Officer	2015 2016	416,000 416,000	300,000 480,000	280,538 841,177	21,785 23,785	(2) (2)	1,018,323 1,760,962
Jason Garrett (3) Executive Vice President, Spark Retail	2015 2016	160,077 270,000	100,000 275,000	415,308 332,746	6,893 18,789	(4) (4)	682,278 896,535
Gil Melman Vice President, General Counsel and Corporate Secretary	2015 2016	265,000 265,000	160,000 270,000	170,390 341,588	13,530 16,715	(5) (5)	608,920 893,303
Georganne Hodges Former Chief Financial Officer(6)	2015 2016	270,000 145,385 (7)	170,000 170,000	176,629 322,374	18,269 390,032	(8) (8)	634,898 1,027,791

(1)
The amounts reflected in this column represent the grant date fair value of restricted stock unit awards and dividend equivalent rights granted to the Named Executive Officers pursuant to our Incentive Plan (as defined below), computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards.

(2)
Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Kroeker’s benefit, $8,185 of insurance premiums paid by the Company on insurance policies for Mr. Kroeker’s benefit and $5,000 of club membership fees for Mr. Kroeker’s benefit in 2016. Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Kroeker’s benefit, $8,185 of insurance premiums paid by the Company on insurance policies for Mr. Kroeker’s benefit and $3,000 of club membership fees for Mr. Kroeker’s benefit in 2015.

(3)	Mr. Garrett first became a Named Executive Officer for the year ended December 31, 2016.

(4)
Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Garrett’s benefit, $6,989 of insurance premiums paid by the Company on insurance policies for Mr. Garrett’s benefit and a $1,200 cellular telephone allowance in 2016. Includes $6,404 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Garrett’s benefit, $27 of insurance premiums paid by the Company on insurance policies for Mr. Garrett’s benefit and a $462 cellular telephone allowance in 2015.

(5)
Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Melman’s benefit, $4,915 of insurance premiums paid by the Company on insurance policies for Mr. Melman’s benefit and a $1,200 cellular telephone allowance in 2016. Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Melman’s benefit, $1,730 of insurance premiums paid by the Company on insurance policies for Mr. Melman’s benefit and a $1,200 cellular telephone allowance in 2015.

(6)	Effective as of June 2, 2016, Ms. Hodges resigned as the Company’s Chief Financial Officer. Ms. Hodges remained an employee of the Company through July 15, 2016.

(7)
Includes $114,231 attributable to Ms. Hodges base salary of $270,000 per year earned from January 1, 2016 through June 2, 2016, and $31,154 earned while serving as an employee from June 3, 2016 through July 15, 2016.

(8)
For 2016, amount includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Ms. Hodges’s benefit, $692 of cellular telephone allowance, a severance payment of $270,000 equal to twelve months of base salary paid over a period of twelve months, and $108,740 for a prorated portion of the target annual bonus for 2016 based upon relative achievement. Includes $10,600 of matching contributions to the Company’s 401(k) plan made by the Company for Ms. Hodges’s benefit, $6,469 of insurance premiums paid by the Company on insurance policies for Ms. Hodges’s benefit and a $1,200 cellular telephone allowance in 2015.

Narrative Disclosure to the Summary Compensation Table
For 2015 and 2016, the principal elements of compensation provided to the NEOs were base salaries, annual cash bonuses, restricted stock unit awards, and retirement, health, welfare and additional benefits.
Base Salary. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.
Annual Cash Bonuses. Annual cash incentive awards are used to motivate and reward our executives. Annual cash incentive awards are determined on a discretionary basis and are generally based on individual and company performance. Unless otherwise determined, awards have historically been subject to an individual’s continued employment through the date of payment of the award.
RSU Awards. Restricted stock units represent a right to receive stock, cash or a combination thereof at the end of a specified deferral or vesting period. We use restricted stock units to motivate and retain our executives. The restricted stock units may also provide for dividend equivalent rights which, rather than be paid in cash, are deemed invested in additional restricted stock units which are subject to the same vesting schedule as the underlying grant.
In connection with our initial public offering in August 2014, Mr. Kroeker received a grant of 50,000 restricted stock units, Mr. Melman received a grant of 20,000 restricted stock units and Ms. Hodges received a grant of 25,000 restricted stock units pursuant to our Incentive Plan. Each such restricted stock unit grant vests based upon continued service with us and our affiliates and ratably over a four-year period commencing on May 4, 2015, and includes dividend equivalent rights. On May 4, 2015, the first tranche of restricted stock units vested, resulting in the vesting of 13,036, 5,215 and 6,518 restricted stock units for Mr. Kroeker, Mr. Melman and Ms. Hodges, respectively. On May 4, 2016, the second tranche of restricted stock units vested, resulting in the vesting of 14,162, 5,664 and 7,080 restricted stock units for Mr. Kroeker, Mr. Melman and Ms. Hodges, respectively.
On May 18, 2015, Mr. Kroeker received a grant of 15,000 restricted stock units, and Mr. Melman and Ms. Hodges each received a grant of 10,000 restricted stock units. Mr. Kroeker’s, Mr. Melman’s and Ms. Hodges’s restricted stock unit grants vest based on continued service with us and our affiliates and ratably over a four-year period commencing on May 18, 2016, and includes dividend equivalent rights. On August 3, 2015, Mr. Garrett received a grant of 25,000 restricted stock units. Mr. Garrett’s restricted stock unit grant vests based on continued service with us and our affiliates and in four annual installments of which 55% vested on May 18, 2016 and the remaining grant vests ratably at 15% in each of the following three years beginning in 2017 through 2019, and includes dividend equivalent rights. On May 18, 2016, the first tranche of restricted stock units vested for the above grants, resulting in the vesting of 4,073, 14,567, 2,715 and 2,715 restricted stock units for Mr. Kroeker, Mr. Garrett, Mr. Melman and Ms. Hodges, respectively.
On May 18, 2016, Mr. Kroeker received a grant of 25,000 restricted stock units, and each of Mr. Garrett, Mr. Melman and Ms. Hodges received a grant of 10,000 restricted stock units. Each such restricted stock unit grant vests based upon continued service with us and our affiliates ratably over a four-year period commencing on May 18, 2017, and includes dividend equivalent rights.
The Compensation Committee approved restricted stock unit grants to each of Mr. Kroeker, Mr. Garrett and Mr. Melman at their March 1, 2017 meeting, which was approved by the Board of Directors at its meeting on March 2, 2017. Mr. Kroeker, Mr. Garrett and Mr. Melman will receive 35,000, 17,500 and 17,000 restricted stock units, respectively, effective May 18, 2017. The restricted stock unit grants vest based on continued service with us and our affiliates and ratably over a four-year period commencing on May 18, 2018, and include dividend equivalent rights.
All Other Compensation. In addition to the compensation discussed above, we also provide other benefits to the NEOs, including the following:

•	retirement benefits to match competitive practices in our industry, including participation in a 401(k) plan; and

•	benefits, including medical, dental, vision, flexible spending accounts, paid time off, life insurance and disability coverage, which are also provided to all other eligible employees.

Spark Energy, Inc. Amended and Restated Long-Term Incentive Plan
In connection with our initial public offering, we adopted the Spark Energy, Inc. Long-Term Incentive Plan for our employees, consultants and directors and affiliates who perform services for us. The Long-Term Incentive Plan was amended and restated on September 1, 2016 (as amended, the “Incentive Plan”). The purpose of the Incentive Plan is to provide a means to attract and retain individuals to serve as directors, employees and consultants who provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of the our Class A common stock. The Incentive Plan provides for grants of cash payments, stock options, stock appreciation rights, restricted stock or units, bonus stock, dividend equivalents, and other stock-based awards with the total number of shares of stock available for issuance under the Incentive Plan not to exceed 1,375,000 shares.
Outstanding Equity Awards at 2016 Year End
The following table reflects information regarding outstanding restricted stock unit awards held by our Named Executive Officers as of December 31, 2016. None of our Named Executive Officers hold any option awards.

Name	Stock Awards
	Number of Restricted Stock Units That Have Not Vested (#)(1)	Market Value of Restricted Stock Units That Have Not Vested ($)(2)
Nathan Kroeker	72,214	$2,188,084
Jason Garrett	22,784	$690,355
Gil Melman	30,643	$928,483
Georganne Hodges(3)	__	__

(1)
Reflects the number of outstanding unvested restricted stock units, including dividend equivalent rights, held by the Named Executive Officers as of December 31, 2016. The restricted stock units shown in the table above for Mr. Kroeker and Mr. Melman represent the unvested portion of the August 2014 grant, the unvested portion of the May 2015 grant, the unvested portion of the May 2016 grant and corresponding dividend equivalent rights for each of the foregoing grants. The restricted stock units and corresponding dividend equivalent rights granted in August 2014 in connection with our initial public offering vest ratably over a four-year period with the first vesting date having occurred on May 4, 2015 and the second vesting date having occurred on May 4, 2016. The remaining restricted stock units attributable to the grant are scheduled to vest on May 4 of 2017 and 2018. The restricted stock units and corresponding dividend equivalent rights granted in May 2015 vest ratably over a four-year period with the first vesting date having occurred on May 18, 2016, and the remaining restricted stock units attributable to the grant are schedule to vest on May 18 of 2017, 2018 and 2019. The restricted stock units and corresponding dividend equivalent rights granted in May 2016 vest ratably over a four-year period with the first vesting date commencing on May 18, 2017, and the remaining restricted stock units attributable to the grant are scheduled to vest on May 18 of 2018, 2019 and 2020. The restricted stock units shown in the table above for Mr. Garrett represent the unvested portion of the August 2015 grant, the unvested portion of the May 2016 grant and corresponding dividend equivalent rights to each of the foregoing grants. Mr. Garrett’s August 2015 grant vested 55% on May 18, 2016 then 15%

of such grant is scheduled to vest on May 18 of 2017, 2018 and 2019. The restricted stock units and corresponding dividend equivalent rights granted in May 2016 vest ratably over a four-year period with the first vesting date commencing on May 18, 2017, and the remaining restricted stock units attributable to the grant are schedule to vest on May 18 of 2018, 2019 and 2020.

(2)	Represents the market value of each award based on the closing price of $30.30 of our Class A common stock at December 30, 2016 computed in accordance with FASB ASC Topic 718.

(3)
In connection with her departure and pursuant to the terms of her Separation Agreement and Employment Agreement, the Compensation Committee accelerated the vesting of 32,703 restricted stock units and dividend equivalent rights held by Ms. Hodges to July 15, 2016. Of the 32,703 restricted stock units and dividend equivalent rights that vested, 13,037 restricted stock units and dividend equivalent rights were from the August 2014 grant, 9,277 restricted stock units and dividend equivalent rights were from the May 2015 grant, and 10,389 restricted stock units and dividend equivalent rights were from the May 2016 grant.

Employment, Severance and Change in Control Arrangements
Employment Agreements
In April of 2015, we entered into employment agreements with Nathan Kroeker, Gil Melman and Georganne Hodges, and in August of 2015 we entered into an employment agreement with Mr. Garrett. Ms. Hodges employment agreement was terminated in connection with her departure.
The employment agreements provide for an initial term ending on December 31, 2015, and provide for subsequent one-year renewals unless either party gives at least 30 days prior notice.
The employment agreements each provide that, in the event the relevant executive is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:

•	12 months’ base salary, payable in twelve substantially equal installments;

•	any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination;

•	a pro rata annual bonus for the year of termination, calculated based upon our actual performance through such date and payable in twelve substantially equal installments; and

•	full vesting of any outstanding awards held by the executive under our Incentive Plan.
“Cause” under the employment agreements is generally defined to include (a) a material uncured breach by the executive of the employment agreement or any other obligation owed to us, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the employment agreement or failure or refusal to follow the lawful instructions of our board of directors and (e) any conduct which is materially injurious to us.
“Good Reason” under the employment agreements is generally defined to include (a) a material diminution in base salary, (b) a material diminution in title, duties, authority or responsibilities, (c) relocation by more than fifty miles or (d) material and uncured breach of the employment agreement by us.

The employment agreements also provide for noncompetition and nonsolicitation covenants which are in effect during the period of the executive’s employment and for a period of 12 months thereafter.
The employment agreements also provide for a minimum stock ownership level to be achieved by April 1, 2019 which is set at stock valued at three times base salary for our Chief Executive Officer and two times base salary for the other Named Executive Officers.
Separation Agreement
On June 2, 2016, we entered into an Employment Separation Agreement (the “Separation Agreement”) with Ms. Hodges. The Separation Agreement provided that Ms. Hodges resigned from her position as the Company’s Chief Financial Officer effective as of June 2, 2016, but she remained an employee through July 15, 2016. The Separation Agreement provided for various severance benefits and continuing covenants between us and Ms. Hodges. The Separation Agreement provided for: (1) the benefits provided for in Section 2(e) of Ms. Hodges’s employment agreement, including a severance payment equal to twelve months of base salary plus a prorated portion of the target annual bonus for 2016 based upon relative achievement, and accelerated vesting of 32,316 unvested restricted stock units plus any dividend equivalent units accruing prior to the date of termination; (2) a release by Ms. Hodges of any claims against us and our agents and affiliates; and (3) confirmation of existing confidentiality and restrictive covenants as set forth in Ms. Hodges’s employment agreement.

Director Compensation
Directors who are also our employees do not receive any additional compensation for their service on our board of directors.
As the Chairman of the Board of Directors, Mr. Maxwell is paid annual director fees of $250,000.
Our non-employee directors other than Mr. Maxwell receive a cash retainer in an amount equal to $75,000 per year plus an additional $10,000 annual cash retainer for directors who serve as a committee chairperson. Mr. Jones, in his capacity as chairman of the Special Committee of the Board of Directors that is formed from time to time, receives an additional $10,000 retainer for such chairmanship. In addition, Messrs. Jones, Hartwick and Evans receive a cash fee of $1,000 per Special Committee meeting attended.
In connection with our initial public offering in August 2014, each of our non-employee directors received a grant of restricted stock units with respect to 3,750 shares of our Class A common stock, including dividend equivalents that vested one year from date of grant. On May 4, 2015, restricted stock units in the amount of 3,910 attributable to such grant vested for each of Messrs. Jones and Hartwick.
On May 18, 2015, each of Messrs. Jones and Hartwick received a grant of 5,400 restricted stock units, including dividend equivalent rights. On May 18, 2016, restricted stock units in the amount of 5,867 attributable to such grant vested for each of Messrs. Jones and Hartwick.
On February 16, 2016, the Board of Directors approved a grant of 8,620 restricted stock units, including dividend equivalent rights, to each of Messrs. Jones and Hartwick. The grants have an effective date of May 18, 2016 and will vest in full on May 18, 2017. On May 25, 2016, Nick Evans Jr. joined the Board of Directors, and the Board of Directors authorized a grant of 3,620 restricted stock units, including dividend equivalent rights that will vest in full on May 18, 2017.
On March 2, 2017, the Board of Directors approved a grant of 7,475 restricted stock units, including dividend equivalent rights, to each of Messrs. Jones, Evans and Hartwick. The grants have an effective date of May 18, 2017 and will vest in full on May 18, 2018.
In addition, each director is reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of our board of directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our board of directors or any of our committees.
The following table shows information about non-employee director compensation for the year ended December 31, 2016:
Director Compensation Table

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
W. Keith Maxwell III	$250,000	$-	$250,000
James G. Jones II	$111,000	$269,495	$380,495
Nick Evans Jr.	$47,712	$133,894	$181,606
Kenneth M. Hartwick	$101,000	$269,495	$370,495
 __________________
(1)    The amounts reflected in this column represent the value of restricted stock unit awards and dividend equivalent rights granted to our non-employee directors (other than Mr. Maxwell) pursuant to our Incentive Plan based on the grant date fair value of our Class A common stock computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards. As of December 31, 2016, Mr. Jones and Mr. Hartwick held restricted stock units with respect to 8,620 shares of Class A common stock which are scheduled to vest on May 18, 2017, and Mr. Evans held restricted stock units with respect to 3,620 shares of Class A common stock which are scheduled to vest on May 18, 2017.

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AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by NASDAQ and (iii) financially literate. In addition, each of Messrs. Jones and Hartwick satisfies the definition of “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on July 23, 2014, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. Our independent registered public accountant is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.
The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.
Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
Audit Committee of the Board of Directors

James G. Jones
Nick W. Evans
Kenneth M. Hartwick

18

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	role and functions of the Board of Directors and its Chairman;

•	qualifications and independence of directors;

•	size of the Board of Directors and director selection process;

•	shareholder communications with directors;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	annual performance evaluation of the committees;

•	compensation of the Board of Directors;

•	access to senior management and to independent advisors;

•	annual performance evaluation of the management; and

•	review of governance policies and any other corporate governance issues.
The “Corporate Governance Guidelines” are posted on the Company’s website at www.sparkenergy.com. The Board of Directors will review the Corporate Governance Guidelines periodically to reassess their adequacy and approve any proposed changes.
Board Leadership Structure
W. Keith Maxwell III currently serves as our Chairman of the Board of Directors and Nathan Kroeker serves as our President and Chief Executive Officer, and as a director. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the role of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interest of the Company and its shareholders for the Board to make a determination regarding this issue each time it elects a new Chief Executive Officer.
Our independent directors have also determined that it is optimal for the Board to have a “lead director,” whose responsibilities include, among others, presiding over executive sessions of the independent directors and establishing the agenda for each meeting of the independent directors. All of these principles are set forth in the Company’s Corporate Governance Guidelines. Currently, the Board of Directors selects a lead independent director on a meeting-by-meeting basis, as needed, to preside over scheduled meetings of the independent directors based upon the topic of the meeting and relevant experience.
Additionally, the Board of Directors regularly meets in executive session without the presence of the Chairman of the Board, President and Chief Executive Officer or other members of management. The lead director presides at these meetings and provides the Board of Directors’ guidance and feedback to the President and Chief Executive Officer and the Company’s management team. Further, the Board of Directors has complete access to the Company’s management team.

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Communications with the Board of Directors
Shareholders or other interested parties can contact the Board, any committee of the Board, or any director in particular by writing to: Spark Energy, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Corporate Secretary. Shareholders or other interested parties should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our General Counsel will review and forward each communication, as expeditiously as reasonably practicable, to the addressee if the communication complies with our Corporate Governance Guidelines adopted by the Board and falls within the scope of matters generally considered by the Board. If the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer, then the General Counsel may forward the communication to the chairman of the appropriate committee or the appropriate executive officer.
Oversight of Risk Management
Except as discussed below, the Board of Directors as a whole oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	has approved the risk management policies related to our wholesale portfolio and hedging activities; and

•	reviews management’s capital spending plans, approves our capital budget and requires that management present for Board review significant departures from those plans.
The Audit Committee is responsible for overseeing our assessment and management of financial reporting and internal control risks. In consultation with management, our independent registered public accountant and, if applicable, the officer or employee responsible for the internal audit function, the Audit Committee annually reviews and assesses the adequacy and integrity of our financial reporting process and internal controls, and discusses significant financial risk, exposures and any remedial steps management has taken.
We have formed a risk committee. The risk committee has control and authority over all of our risk management activities and establishes and oversees the execution of the Company’s credit risk management policy and commodity risk policy. The risk management policies are reviewed at least annually and the risk committee typically meets quarterly to assure that we have followed our policies. The risk committee also seeks to assure the application of our risk management policies to new products that we may offer.
The risk committee is comprised of our Chief Executive Officer, Chief Financial Officer and a risk manager who meet on a regular basis as to the status of the risk management activities and positions. We employ a risk manager who reports directly to the Chief Financial Officer and whose compensation is unrelated to trading activities. Commodity positions are typically reviewed and updated daily based on information from our customer databases and pricing information sources. The risk policy sets volumetric limits on intraday and end of day long and short positions in natural gas and electricity. With respect to specific hedges, we have documented a formal delegation of authority delegating product type, volumetric, tenor and timing transaction limits to the energy supply managers. The risk manager reports to the risk committee any hedging transactions that exceed these delegated transaction limits.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock, as of March 31, 2017 that is owned by:

•	each person or group known to us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each director, director nominee and Named Executive Officer; and

•	all of our directors and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 12140 Wickchester Ln., Suite 100, Houston, Texas 77079.

	Class A common stock beneficially owned (1)(2)		Class B common stock beneficially owned (1)		Combined voting power(3)
Name of beneficial owner	Number	Percentage	Number	Percentage
Five percent Shareholders:
W. Keith Maxwell, III(4)	697,610	10.7%	10,742,563	100%	66.4%
Wells Fargo & Company(5)	757,524	11.7%	—	—	4.4%
JPMorgan Chase & Co.(6)	698,319	10.7%	—	—	4.1%
The Vanguard Group(7)	504,339	7.8%	—	—	2.9%
BlackRock, Inc.(8)	492,585	7.6%	—	—	2.8%
American Century Quantitative Equity Funds, Inc.(9)	489,101	7.5%	—	—	2.8%
Directors, director nominee and named executive officers:
W. Keith Maxwell, III(4)	697,610	10.7%	10,742,563	100%	66.4%
Nathan Kroeker	34,531	*%	—	—	*%
Robert Lane	375	*%	—	—	*%
Jason Garrett	10,951	*%	—	—	*%
Gil Melman	11,846	*%	—	—	*%
James G. Jones II	14,171	*%	—	—	*%
Kenneth M. Hartwick	10,777	*%	—	—	*%
Nick W. Evans, Jr.(10)	11,088	*%	—	—	*%
Directors and current executive officers as a group (8 total)(2)	791,349	12.2%	10,742,563	100%	66.9%

*	Less than one percent

(1)
Each holder of a Spark HoldCo unit has the right to exchange all or a portion of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Spark Energy, Inc.’s or Spark HoldCo’s election) at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. For additional information, please see “Certain Relationships and Related Party Transactions—Spark HoldCo LLC Agreement.”

(2)
Excludes the following number of restricted stock units issued under our LTIP, which may be settled in cash or shares of Class A Common stock or a combination of both at the Company’s election: 73,086 restricted stock units for Mr. Kroeker; 15,792 restricted stock units for Mr. Lane; 31,033 restricted stock units for Mr. Melman; 23,075 restricted stock units for Mr. Garrett; 9,075 restricted stock units for Mr. Jones; 3,811 restricted stock units for Mr. Evans; and 9,075 restricted stock units for Mr. Hartwick.

21

(3)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

(4)
Reflects (i) 300,610 shares of Class A common stock held directly by W. Keith Maxwell, III (representing less than 1.7% of the combined voting power), (ii) 397,000 shares of Class A common stock and 10,605,063 shares of Class B common stock held directly by Retailco (representing 63.8% of the combined voting power), and (iii) 137,500 shares of Class B common stock held directly by NuDevco Retail (representing less than 1% of the combined voting power). W. Keith Maxwell, III is the sole member of TxEx Energy Investments, LLC, a Texas limited liability company (“TxEx”), which is the sole member of Retailco and Electric Holdco, LLC, a Texas limited liability company (“Electric Holdco”). Electric Holdco is the sole member of NuDevco Retail Holdings, LLC, a Texas limited liability company (“NuDevco Retail Holdings”), which is the sole member of NuDevco Retail. Accordingly, W. Keith Maxwell, III may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by Retailco and NuDevco Retail reported herein.

(5)
Based on the Schedule 13G/A filed on January 24, 2017 by Wells Fargo & Company with respect to the Company’s securities held as of December 31, 2016. Based on the Schedule 13G/A, Wells Fargo & Company has sole voting power over 4,261 shares of Class A common stock, shared voting power over 743,141 shares of Class A common stock, sole dispositive power over 4,261 shares of Class A common stock, and shared dispositive power over 753,263 shares of Class A common stock. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(6)
Based on the Schedule 13G/A filed on January 6, 2017 by JPMorgan Chase & Co. with respect to the Company’s securities held as of December 30, 2016. Based on the Schedule 13G/A, JPMorgan Chase & Co. has sole voting power over 585,244 shares of Class A common stock and sole dispositive power over 655,919 shares of Class A common stock. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, NY 10017.

(7)
Based on the Schedule 13G filed on February 13, 2017 by The Vanguard Group with respect to the Company’s securities held as of December 31, 2016. Based on the Schedule 13G, The Vanguard Group has sole voting power over 9,980 shares of Class A common stock, sole dispositive power over 494,443 shares of Class A common stock and shared dispositive power over 9,896 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Based on the Schedule 13G filed on January 30, 2017 by BlackRock, Inc. with respect to the Company’s securities held as of December 31, 2016. Based on the Schedule 13G, BlackRock, Inc. has sole voting power over 456,535 shares of Class A common stock and sole dispositive power over 492,585 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Based on the Schedule 13G filed on February 10, 2017 jointly by American Century Quantitative Equity Funds, Inc. (“ACQEF”), American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“Stowers”). Based on the Schedule 13G, ACQEF has sole voting power and sole dispositive power over 481,288 shares of Class A common stock, ACIM has sole voting power and sole dispositive power over 489,101 shares of Class A common stock, ACC has sole voting power and sole dispositive power over 489,101 shares of Class A common stock, and Stowers has sole voting power and sole dispositive power over 489,101 shares of Class A common stock. The address of each of ACQEF, ACIM, ACC and Stowers is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(10)    Includes 1,342 shares held by Mr. Evans’s spouse. Mr. Evans disclaims beneficial ownership of these 1,342 shares.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Our executive officers and directors and persons who own more than 10% of our Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2016, except that on November 30, 2016, Nick W. Evans filed a Form 4 to report a purchase of Class A common stock on November 15, 2016 and on December 22, 2016, W. Keith Maxwell filed a Form 4 to report a purchase of Class A common stock on December 19, 2016.

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TRANSACTIONS WITH RELATED PERSONS
Organizational Structure
We were incorporated as a Delaware corporation in April 2014 for the purpose of facilitating an initial public offering of our Class A common stock and to become the sole managing member of Spark HoldCo. Upon completion of our initial public offering on August 1, 2014: (i) NuDevco Retail and NuDevco Retail Holdings collectively owned 10,750,000 Spark HoldCo units, representing an approximate 78.18% interest in Spark HoldCo, and 10,750,000 shares of our Class B common stock, and (ii) we became the sole managing member of, and had a 21.82% equity interest in, Spark HoldCo. NuDevco Retail and NuDevco Retail Holdings received their interest in exchange for the contribution to us of Spark Energy Gas, LLC, (“SEG”), Spark Energy, LLC (“SE”), the subsidiaries through which we operated at the time of our initial public offering. Retailco succeeded to the interest of NuDevco Retail Holdings in 10,612,500 shares of our Class B common stock and an equal number of Spark HoldCo units pursuant to a series of transfers that occurred in December 2015.
W. Keith Maxwell, III is the Chairman of the Board and the owner of a majority in voting power of our Common Stock through his ownership of NuDevco Retail and Retailco. Retailco is a wholly owned subsidiary of TxEx, which is wholly owned by Mr. Maxwell. NuDevco Retail is a wholly owned subsidiary of NuDevco Retail Holdings, which is a wholly owned subsidiary of Electric HoldCo, LLC, which is also a wholly owned subsidiary of TxEx. For a description of the number of shares held and voting power of each of Mr. Maxwell, NuDevco Retail and Retailco, please see “Security Ownership of Certain Beneficial Owners and Management” and footnote four thereto.
Our only assets consist of our membership interests in Spark HoldCo. Spark HoldCo directly or indirectly owns all of the outstanding membership interests in each of SEG, SE, Oasis Power Holdings, LLC (“Oasis”), Oasis Power, LLC, CenStar Energy Corp. (“CenStar”), CenStar Operating Company, LLC, Major Energy Services LLC, Major Energy Electric Services LLC, Respond Power LLC (together with Major Energy Services LLC and Major Energy Electric Services LLC, the “Major Energy Companies”), Electricity Maine, LLC, Electricity N.H., LLC and Provider Power Mass, LLC (together with Electricity Maine, LLC and Electricity N.H., LLC, the “Provider Companies”), the subsidiaries through which we currently operate.
In addition, Mr. Maxwell is also the direct owner of RetailCo Services, LLC (“Retailco Services”) and the indirect owner of Associated Energy Services, LP (“AES”), Retail Acquisition Co. LLC (“Acquisition Co”) and National Gas & Electric, LLC (“NG&E”). Each of the entities described above are discussed in the following sections addressing related party transactions.
Spark HoldCo LLC Agreement
In accordance with the terms of the limited liability company agreement of Spark HoldCo (the “Spark HoldCo LLC Agreement”), NuDevco Retail and Retailco (as successor to NuDevco Retail Holdings) generally have the right to exchange their Spark HoldCo units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications (an “Exchange Right”). At our or Spark HoldCo’s option, Spark HoldCo may give NuDevco Retail and Retailco cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. We are obligated to facilitate an exchange for shares of Class A common stock through a contribution of shares of Class A common stock to Spark HoldCo or, alternatively, we have the right to acquire the subject Spark HoldCo units and corresponding shares of Class B common stock from NuDevco Retail or Retailco by paying, at our option, either (x) the number of shares of Class A common stock NuDevco Retail or Retailco would have received in the proposed exchange or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to NuDevco Retail or Retailco by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which NuDevco Retail or

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Retailco would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us. As NuDevco Retail and Retailco exchange their Spark HoldCo units, our membership interest in Spark HoldCo will be correspondingly increased, and the number of shares of Class B common stock held by NuDevco Retail or Retailco will be correspondingly reduced.
Under the Spark HoldCo LLC Agreement, we have the right to determine when distributions will be made to the holders of Spark HoldCo units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units. The Spark HoldCo LLC Agreement provides, to the extent Spark HoldCo has available cash and is not prevented by restrictions in any of its credit agreements, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to fund the targeted quarterly dividend we intend to pay to holders of our Class A common stock and payments under the Tax Receivable Agreement described below.
The holders of Spark HoldCo units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Spark HoldCo and will be allocated their proportionate share of any taxable loss of Spark HoldCo. Net profits and net losses of Spark HoldCo generally will be allocated to holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. The Spark HoldCo LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us.
In addition, if the cumulative amount of U.S., federal, state or local taxes payable by us exceeds the amount of the tax distribution to us, Spark HoldCo will make advances to us in an amount necessary to enable us to fully pay these tax liabilities. Such advances will be repayable, without interest, solely from (i.e., by offset against) future distributions by Spark HoldCo to us.
The Spark HoldCo LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A common stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Spark HoldCo, and Spark HoldCo shall issue to us one Spark HoldCo unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Spark HoldCo shall redeem, repurchase or otherwise acquire an equal number of Spark HoldCo units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.
Spark HoldCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Spark HoldCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Spark HoldCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to its members in proportion to the number of Spark HoldCo units owned by each of them.
The Spark HoldCo LLC Agreement also provides that Spark HoldCo will pay certain of our expenses attributable to our status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to us in connection with our obligations as a publicly-traded company.

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Retailco was admitted as a member of Spark HoldCo in connection with the transfer of the Class B common stock and related Spark HoldCo units to it in December 2015.
On February 3, 2016, Retailco exchanged 1,000,000 of its Spark HoldCo units (and a corresponding number of shares of Class B common stock) for 1,000,000 shares of Class A common stock. On April 1, 2016, Retailco exchanged 1,725,000 of its Spark HoldCo units (and a corresponding number of shares of Class B common stock) for 1,725,000 shares of Class A common stock. On June 8, 2016, Retailco exchanged 500,000 of its Spark HoldCo units (and a corresponding number of shares of Class B common stock) for 500,000 shares of Class A common stock.
Tax Receivable Agreement
We entered into a tax receivable agreement with Spark HoldCo, NuDevco Retail, NuDevco Retail Holdings (a predecessor-in-interest to Retailco) and W. Keith Maxwell III on August 1, 2014 (the “Tax Receivable Agreement”). Retailco became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015.
This agreement generally provides for the payment by us to the holders of rights under the Tax Receivable Agreement, which are, as of the date of this Proxy Statement, NuDevco Retail and Retailco, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or are deemed to realize in certain circumstances) in periods after our initial public offering as a result of (i) any tax basis increases resulting from the purchase by us of Spark HoldCo units from NuDevco Retail Holdings prior to or in connection with our initial public offering, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash as described above) and (iii) any imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement.
In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. We retain the benefit of the remaining 15% of these tax savings.
Any future TRA payments due with respect to a given taxable year are expected to be paid in December of the subsequent calendar year. In certain circumstances, we may defer or partially defer any payment due (a “TRA Payment”) to the holders of rights under the Tax Receivable Agreement. During the five-year period commencing October 1, 2014, we will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause us to receive distributions of cash equal to (i) the targeted quarterly distribution we intend to pay to holders of our Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by us during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, we will defer all or a portion of the TRA Payment to NuDevco Retail and Retailco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA

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Coverage Ratio is satisfied in any calendar year, we will pay NuDevco Retail and Retailco the full amount of the TRA Payment.
Following the five-year deferral period, we will be obligated to pay any outstanding deferred TRA Payments (x) to the extent such deferred TRA Payments do not exceed (i) the lesser of our proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by us during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) our estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause us to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
We did not meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ended September 30, 2015. As such, the initial payment under the Tax Receivable Agreement due in late 2015 was deferred pursuant to the terms thereof.
We met the threshold coverage ratio required to fund the first TRA Payment to Retailco and NuDevco Retail under the Tax Receivable Agreement during the four-quarter period ending September 30, 2016, resulting in an initial TRA Payment of $1.4 million becoming due in December 2016. On November 6, 2016, Retailco and NuDevco Retail granted us the right to defer the TRA Payment until May 2018. During the period of time when we have elected to defer the TRA Payment, the outstanding payment amount will accrue interest at a rate calculated in the manner provided for under the Tax Receivable Agreement. The liability has been classified as non-current in our consolidated balance sheet at December 31, 2016. During the year ended December 31, 2016, we accrued interest in the amount of $1,117 pursuant to the deferred TRA Payment.
Registration Rights Agreement
On August 1, 2014, we entered into a registration rights agreement with NuDevco Retail and NuDevco Retail Holdings (a predecessor-in-interest to Retailco) to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Spark HoldCo units (together with an equal number of shares of our Class B common stock) in the circumstances described below. Retailco became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 10,612,500 shares of Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015, and Acquisition Co is entitled to similar rights under the CenStar Note and Oasis Note (each as defined below). This agreement provides NuDevco Retail and Retailco, as holders of registrable securities under the agreement, with the right to require us, at our expense, to register shares of our Class A common stock held by them from time to time that are issuable upon exchange of Spark HoldCo units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock (including, but not limited to, the Class A common stock issuable upon exchange of Class B common stock and Spark HoldCo units issued or issuable pursuant to the Amended and Restated Subscription Agreement and the Major Energy Purchase Agreement (each as defined below)).
Demand Rights. Subject to certain limitations, NuDevco Retail and Retailco have the right, by delivering written notice to us, to require us to register the number of shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 30 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will use our commercially reasonable efforts to effect, as soon as commercially reasonable, the registration of all securities with respect to which we receive a written request.
Piggyback Rights. Subject to certain limitations, NuDevco Retail and Retailco are entitled to request to participate in, or “piggyback” on, registrations of any of our Class A common stock for sale by us in an underwritten offering.

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Conditions and Limitations. The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our Board of Directors may defer any filing for up to six months if our Board of Directors determines that such disclosure would have a material adverse effect on us.
If requested by us or an underwriter, NuDevco Retail and Retailco will not be able to make any sale of our equity securities, except securities included in such registration, during a period commencing on the date beginning fourteen (14) days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 90 days beginning on the date of such final prospectus (or prospectus supplement if the offering is made pursuant to a shelf registration statement), or such shorter period as may be requested by an underwriter.
Expenses and Indemnification. In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration fees, qualification and filing fees and printing expenses. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities and each of their respective officers, directors, partners and agents, the underwriters, and each person who controls such holders or underwriters, against all losses, claims, damages and liabilities (joint or several) with respect to each registration effected pursuant to the registration rights agreement.
On August 14, 2015, we filed a registration statement under the Securities Act on Form S-3 registering the offer and sale, from time to time, by the selling shareholders named therein, of up to 10,750,000 shares of Class A common stock that may be issued upon an exchange of Spark HoldCo units and corresponding shares of Class B common stock. The registration statement was declared effective on December 28, 2015.
On March 30, 2016, we entered into an underwriting agreement with Retailco and FBR Capital Markets & Co., as representative of the several underwriters named therein, providing for the offer and sale by Retailco, and purchase by the underwriters, of 1,500,000 shares of Class A common stock, at a price to the public of $18.00 per share ($17.10 per share, net of underwriting discounts and before expenses). On March 31, 2016, the underwriters notified Retailco of their election to exercise their over-allotment option in full, pursuant to the terms of the underwriting agreement, for 225,000 additional shares of Class A common stock. The closing of the offering of the shares occurred on April 4, 2016.
On October 7, 2016, we filed a registration statement under the Securities Act on Form S-3 registering, among other things, the offer and sale, from time to time, of the Class A common stock held by Retailco and NuDevco (including Class A common stock that may be obtained upon conversion of Class B common stock). The registration statement we filed on October 7, 2016 replaces the registration statement filed on August 14, 2015. The registration statement was declared effective on October 20, 2016.

Transaction Agreement II

On July 30, 2014, in connection with our initial public offering, we entered into the Transaction Agreement II with Spark HoldCo, NuDevco Retail and NuDevco Retail Holdings and various other parties, providing for, among other things: (a) the adoption and filing of the amended and restated certificate of incorporation of Spark Energy dated August 1, 2014 (our “certificate of incorporation”) and the cancellation of our previously issued and outstanding capital; (b) the issuance by us of 10,750,000 shares of Class B common stock to Spark HoldCo; (c) the distribution by Spark HoldCo of 10,612,500 shares of Class B common stock to NuDevco Retail Holdings and 137,500 shares of Class B common stock to NuDevco Retail and (d) the execution and delivery of the Spark HoldCo LLC Agreement. NuDevco Retail Holdings transferred its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015.

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Indemnification Agreements

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Interborrower Agreement

In connection with the closing of our initial public offering, Spark Energy Ventures, Spark Energy Holdings, LLC, an entity owned indirectly by Mr. Maxwell, SEG, SE and AES entered into an interborrower agreement, pursuant to which AES agreed to be solely responsible for and repay at the closing of our initial public offering $29.0 million of outstanding indebtedness under our credit facility existing at that time, under which SEG, SE and AES were co-borrowers, and SEG and SE agreed to be solely responsible for, and repay, the remaining $10.0 million of indebtedness outstanding under such credit facility.

Master Service Agreement
On December 15, 2015, Spark HoldCo entered into a Master Service Agreement (the “Agreement”) with Retailco Services and NuDevco Retail. The Agreement became effective on January 1, 2016 for a one-year term and renews automatically for successive one-year terms unless the Agreement is terminated by either party. On January 1, 2017, the Agreement renewed automatically pursuant to its terms for a one year period ending on December 31, 2017.
Retailco Services provides operational support services to us such as: enrollment and renewal transaction services; customer billing and transaction services; electronic payment processing services; customer services and information technology infrastructure and application support services under the Agreement (collectively, the “Services”).
Spark HoldCo pays Retailco Services a monthly fee consisting of a monthly fixed fee plus a variable fee per customer per month depending on market complexity. We meet with Retailco Services quarterly to discuss fees and Service Levels (as defined below) based on changes in assumptions; to date, we have not adjusted fees or the Service Levels. The Agreement provides that Retailco Services perform the Services in accordance with specified service levels (the “Service Levels”), and in the event Retailco Services fails to meet the Service Levels, Spark HoldCo receives a credit against invoices or a cash payment (the “Penalty Payment”). The amount of the Penalty Payment was initially limited to $0.1 million monthly, but adjusts annually based upon the amount of fees charged by Retailco Services for Services over the prior year. Furthermore, in the event that the Service Levels are not satisfied and Spark HoldCo suffers damages in excess of $0.5 million as a result of such failure, Retailco Services will make a payment (the “Damage Payment”) to Spark HoldCo for the amount of the damages (less the amount of any Penalty Payments also due). The Agreement provides that in no event may the Penalty Payments and Damage Payments exceed $2.5 million in any twelve-month period.
In connection with the Agreement, certain of Spark HoldCo’s employees who previously provided services similar to those to be provided under the Agreement have become employees of Retailco Services, and certain contracts, assets, and intellectual property have been assigned to Retailco Services. In addition, in order to facilitate the Services, Spark HoldCo has granted Retailco Services a non-transferable, non-exclusive, royalty-free, revocable and non-sub-licensable license to use certain of its intellectual property.
Either Spark HoldCo or Retailco Services is permitted to terminate the Agreement: (a) upon 30 days prior written notice for convenience and without cause; (b) upon a material breach and written notice to the breaching party when the breach has not been cured 30 days after such notice; (c) upon written notice if Retailco Services is unable for any reason to resume performance of the services within 60 days following the occurrence of an event of force majeure; and (d) upon certain events of insolvency, assignment for the benefit of creditors, cessation of business, or filings of petitions for bankruptcy or insolvency proceedings by the other party. In the event the

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Agreement is terminated for any reason, Retailco Services will provide certain transition services to Spark HoldCo following the termination, not to exceed six months at the then-current fees.
Retailco Services and Spark HoldCo have agreed to indemnify each other from: (a) willful misconduct or negligence of the other; (b) bodily injury or death of any person or damage to real and/or tangible personal property caused by the acts or omission of the other; (c) any breach of any representation, warranty, covenant or other obligation of the other party under the Agreement, and (d) other standard matters. Subject to certain exceptions (including indemnification obligations, the obligations to pay fees and the Damage Payments and Penalty Payments), each parties’ liability is limited to $2.5 million of direct damages.
NuDevco Retail has entered into the Agreement for the limited purpose of guarantying payments that Retailco Services may be required to make under the Agreement up to a maximum of $2.0 million.
The terms of the Agreement were unanimously approved by our Board of Directors after a special committee of the Board of Directors approved the Agreement. The special committee was composed exclusively of independent members of our Board of Directors.
During the year ended December 31, 2016, we recorded general and administrative expense of $14.7 million in connection with the Agreement. For the year ended December 31, 2016, Penalty Payments and Damage Payments totaled $0.1 million and $1.4 million, respectively.
Additionally, under the Agreement, we capitalized $1.3 million during the year ended December 31, 2016 of property and equipment for software and consultant time used in the application, development and implementation of various systems including customer billing and resource management systems.
Acquisition of Oasis Power Holdings, LLC and Oasis Note
On July 31, 2015, we closed our acquisition of Oasis from Acquisition Co, which was financed in part through the issuance of a $5.0 million convertible subordinated note to Acquisition Co (the “Oasis Note”). The Oasis Note bears interest at an annual rate of 5%, payable semiannually. We have the right to pay-in-kind any interest on the Oasis Note at our option. The Oasis Note is convertible into our Class B common stock and related Spark HoldCo units at a conversion rate of $14.00 per share. The Oasis Note matures on July 31, 2020, and the holder cannot exercise any conversion rights for the first eighteen months that the Oasis Note is outstanding. The Oasis Note is subject to automatic conversion upon a sale of the Company. The Oasis Note is subordinated in certain respects to our amended and restated credit agreement (the “Senior Credit Facility”) pursuant a subordination agreement. Shares of Class A common stock resulting from the exchange of the Spark HoldCo units (and corresponding Class B common stock) issued as a result of the conversion right under the Oasis Note will be entitled to registration rights identical to the registration rights currently held by NuDevco Retail on shares of Class A common stock it receives upon exchange of its existing Spark HoldCo units (and corresponding shares of Class B common stock).
The acquisition, including the terms of the Oasis Note, was reviewed and approved by a special committee of the Board of Directors consisting solely of our independent directors. The special committee obtained a fairness opinion from an independent third party financial advisor as to the fairness from a financial point of view to the holders of the Class A common stock of the consideration to be paid by Spark HoldCo in the transaction.
From the date of the issuance of the Oasis Note on July 31, 2015 through December 31, 2015, we accrued interest in the amount of $104,167, which was paid-in-kind on January 1, 2016. On October 5, 2016, Acquisition Co issued to us an irrevocable commitment to convert the Oasis Note into 383,090 shares of Class B common stock. Acquisition Co assigned the Oasis Note to Retailco on January 4, 2017, and on January 31, 2017, the Oasis Note was converted into 383,090 shares of Class B common stock (and a corresponding number of Spark HoldCo units). Interest in the amount of $258,432 for the year ended December 31, 2016 was included in the aggregate principal amount converted into shares of Class B common stock (and corresponding number of Spark HoldCo units). In connection with the conversion, we accrued interest in the amount of $21,832 for January 2017 and for fractional shares.

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Acquisition of CenStar Energy Corp and CenStar Note
On July 8, 2015, we closed our acquisition of CenStar from a third party, which was financed in part through the issuance of a $2.1 million convertible subordinated note to Acquisition Co (the “CenStar Note”). The CenStar Note bears interest at an annual rate of 5%, payable semiannually. We have the right to pay-in-kind any interest on the CenStar Note at our option. The CenStar Note is convertible into our Class B common stock and related Spark HoldCo units at a conversion price of $16.57 per share. The CenStar Note matures on July 8, 2020, and the holder cannot exercise conversion rights for the first eighteen months that the CenStar Note is outstanding. The CenStar Note is subject to automatic conversion upon a sale of the Company. The CenStar Note is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. Shares of Class A common stock resulting from the exchange of the Spark HoldCo units (and corresponding Class B common stock) issued as a result of the conversion right under the CenStar Note will be entitled to registration rights identical to the registration rights currently held by NuDevco Retail on shares of Class A common stock it receives upon exchange of its existing Spark HoldCo units (and corresponding shares of Class B common stock). The terms of the CenStar Note were reviewed and approved by our Audit Committee.
From the date of the issuance of the CenStar Note on July 8, 2015 through December 31, 2015, we accrued interest in the amount of $49,644, which was paid-in-kind on January 1, 2016. On October 5, 2016, Acquisition Co issued to us an irrevocable commitment to convert the CenStar Note into 134,731 shares of Class B common stock (and a corresponding number of Spark HoldCo units). Acquisition Co assigned the CenStar Note to Retailco on January 4, 2017, and on January 8, 2017, the CenStar Note was converted into 134,731 shares of Class B common stock (and a corresponding number of Spark HoldCo Units). In connection with the conversion, we accrued interest in the amount of $2,349 for January 2017 and for fractional shares.
Acquisition of the Provider Companies
On August 1, 2016, we completed the purchase of all of the outstanding membership interests in the Provider Companies from a third party. We funded a portion of the purchase price of the Provider Companies through cash proceeds received from the issuance of 699,742 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to Retailco, valued at $14.0 million based on a value of $20 per share, pursuant to the terms of an amended and restated subscription agreement (the “Amended and Restated Subscription Agreement”). Shares of Class A common stock resulting from the exchange of the Spark HoldCo units (and corresponding Class B common stock) issued as a result of the Amended and Restated Subscription Agreement are entitled to registration rights. The terms of the Amended and Restated Subscription Agreement and grant of registration rights were unanimously approved by our Board of Directors after approval by a special committee of the Board of Directors. The special committee was composed exclusively of independent members of our Board of Directors.
Acquisition of the Major Energy Companies
On August 23, 2016, we completed the purchase of all of the outstanding membership interests in the Major Energy Companies from NG&E. Pursuant to the terms of the purchase agreement (the “Major Energy Purchase Agreement”), the purchase price for the Major Energy Companies was approximately $63.2 million, which included $4.3 million in working capital, subject to adjustments; an assumed litigation reserve of $5.0 million, of which $3.9 million had been paid as of December 31, 2016, and up to $35.0 million in installment and earnout payments, valued at $13.1 million as of the purchase date, to be paid to the previous members of the Major Energy Companies, in annual installments on March 31, 2017, 2018 and 2019, subject to the achievement of certain performance targets (the “Major Earnout”). In addition, we are obligated to issue up to 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to NG&E, subject to the achievement of certain performance targets, valued at $0.8 million (40,718 shares valued at $20 per share) as of the purchase date (the “Stock Earnout”). The purchase price was funded by the issuance of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) valued at $40.0 million based on a value of $20 per share, to NG&E.
Shares of Class A common stock resulting from the exchange of the Spark HoldCo units (and corresponding Class B common stock) issued as consideration to acquire the Major Energy Companies are entitled to registration rights. The terms of the Major Energy Purchase Agreement, including the issuance of the Class B common stock as

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consideration and the grant of registration rights were unanimously approved by our Board of Directors after approval by a special committee of the Board of Directors. The special committee was composed exclusively of independent members of our Board of Directors.
Subordinated Debt Facility
On December 27, 2016, we and Spark HoldCo jointly issued to Retailco a 5% subordinated note in the principal amount of up to $25.0 million. The subordinated note allows us to draw advances in increments of no less than $1.0 million per advance up to the maximum principal amount of the subordinated note. The subordinated note matures approximately three and a half years following the date of issuance, and advances thereunder accrue interest at 5% per annum from the date of the advance. We have the right to capitalize interest payments under the subordinated note. The subordinated note is subordinated in certain respects to our Senior Credit Facility pursuant to a subordination agreement. We may pay interest and prepay principal on the subordinated note so long as we are in compliance with our covenants under the Senior Credit Facility, are not in default under the Senior Credit Facility and have minimum availability of $5.0 million under our borrowing base under the Senior Credit Facility. Payment of principal and interest under the subordinated note is accelerated upon the occurrence of certain change of control or sale transactions. As of December 31, 2016, we had $5.0 million in outstanding borrowings under the subordinated note. During the year ended December 31, 2016, we accrued interest in the amount of $2,055 under the subordinated note.

Proceeds from Disgorgement of Stockholder Short-swing Profits
During the year ended December 31, 2016, we recorded $1.6 million from Retailco for the disgorgement of stockholder short-swing profits under Section 16(b) under the Exchange Act. Of the $1.6 million, we received $0.9 million during the year ended December 31, 2016 and received $0.7 million in January 2017. The amount was recorded as an increase to additional paid-in capital in our consolidated balance sheet.
Historical Transactions with Affiliates
In addition to the entities described above under “—Organizational Structure,” W. Keith Maxwell, III is the sole member of NuDevco Partners, LLC (“NuDevco Partners”), which is the sole member of NuDevco Partners Holdings, LLC (“NuDevco Partners Holdings”). Prior to a reorganization of Mr. Maxwell’s interests, NuDevco Partners and NuDevco Partners holdings were the owners of NuDevco and NuDevco Retail.
Mr. Maxwell is also the indirect owner NuDevco Midstream Development, LLC (“NuDevco Midstream Development”), which, prior to February 27, 2015, was the sole member of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP (“Marlin”) a publicly-traded limited partnership that completed its initial public offering on July 31, 2013. On February 27, 2015, Azure Midstream Energy, LLC acquired all of the equity interests in Marlin Midstream GP, LLC and 90% of Marlin’s incentive distribution units (the “Acquisition”). As of February 27, 2015 following the Acquisition, NuDevco Midstream Development held 1,939,265 common units and 8,724,545 subordinated units of Marlin, which represent an approximate 59.5% limited partner interest in Marlin. Subsequent to the Acquisition, Marlin Midstream GP, LLC changed its name to Azure Midstream Partners GP, LLC and Marlin changed its name to Azure Midstream Partners, LP.
Mr. Maxwell is also the indirect owner of Ampegy, LLC (“Ampegy”) and ENOW, LLC (“ENOW”).
The paragraphs below describe historical transactions that existed between us, Marlin and other affiliates during the year ended December 31, 2015 and 2016.
Transactions with AES
On August 1, 2013, we and AES entered into an agreement whereby we purchased natural gas from AES at the tailgate of the Marlin gas processing facility. Cost of revenues-affiliates, recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2015 and 2016 were $11.3 million and $1.6 million, respectively. Revenues-affiliates, recorded in net asset optimization revenues in the combined

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statements of operations, for the year ended December 31, 2015 and 2016 were $1.1 million and $0.2 million, respectively.
Cost allocations
We have historically paid certain expenses on behalf of several of our affiliates (specifically, AES, Ampegy, Marlin, ENOW and NuDevco Partners), for which we are reimbursed, including costs that can be specifically identified and certain allocated overhead costs associated with general and administrative services, including executive management, employee benefit plan administration, banking arrangements, professional fees, insurance, information services, human resources and other support departments to the affiliates. Where costs incurred on behalf of the affiliate could not be determined by specific identification for direct billing, the costs were primarily allocated to the affiliated entities based on percentage of departmental usage, wages or headcount. The total amount direct billed and allocated to affiliates for the year ended December 31, 2015 and 2016 was $2.1 million and $17.0 million, respectively. These amounts include the payments discussed in more detail below under the headings “Office Lease” and “Other Cost Allocations” below.
Office Lease
In 2015, we shared our corporate headquarters with Marlin, AES, NuDevco Partners and ENOW. Through July 1, 2015, we paid the entire lease payment on behalf of Spark Energy Ventures and were reimbursed by these affiliates for their share of the leased space. For the period of January 1, 2015 through June 30, 2015, we billed these affiliates $0.4 million. Beginning July 1, 2015, in connection with moving our corporate headquarters, we billed our affiliates for leasing office space. From the period of July 1, 2015 through December 31, 2015, we paid our affiliates $0.7 million in lease payments.
We continue to share our corporate headquarters with certain of our affiliates. NuDevco Midstream Development, an indirect subsidiary of TxEx, is the lessee under the current lease agreement covering our corporate headquarters. NuDevco Midstream Development pays the entire lease payment on behalf of the affiliates of TxEx, and we reimburse NuDevco Midstream Development for our share of the leased space. During the year ended December 31, 2016, we paid our affiliate $0.9 million in lease payments.
Other Cost Allocations
We charged our affiliates certain fees for administrative services that we provided them. For the years ended December 31, 2015 and 2016, we charged an aggregate of $1.7 million and $0.3 million, respectively, to Ampegy, Electric Now, Emblem Energy, LLC, Marlin Logistics, LLC, Marlin Midstream, LLC, Mobile Doc, NuDevco Midstream Development, Associated Energy Services, LLC, NuDevco Partners, RetailCo, Rushmore Energy, Tarpon Gas Storage and Wahoo Enterprises for these services, each of which are controlled, directly or indirectly, by W. Keith Maxwell III.
In addition, during each of the years ended December 31, 2015 and 2016, NuDevco Partners charged us $0.2 million and less than $0.1 million, respectively, for administrative services related to human resources and benefits services. During 2016, NuDevco Partners stopped providing the administrative services related to human resources and benefits and TxEx began providing them to us. In the second half of 2016, TxEx charged us $0.2 million for administrative services related to human resources and benefits.
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

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•	any person who is known by us to be the beneficial owner of more than 5.0% of our Class A common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

Our Board of Directors has adopted a written related party transactions policy. Pursuant to this policy, our Audit Committee or a specially designated committee consisting of independent directors reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee or other specially designated committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

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PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accountant of the Company for 2017. The 2016 audit of our consolidated financial statements was completed on March 2, 2017.
The Board of Directors is submitting the appointment of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for approval by shareholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for shareholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment of that firm as our auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace our auditors. The shareholders’ ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change auditors at any time, including during the 2017 fiscal year.
Audit and Other Fees
The table below sets forth the aggregate fees billed by KPMG LLP, our independent registered public accountant, for the last two fiscal years:

	2016	2015
Audit Fees (1)	$1,692,810	$1,305,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,692,810	$1,305,000

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audit of our consolidated financial statements; (b) the review of our quarterly consolidated financial statements; (c) assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; and (d) review of our other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2016 and 2015.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG LLP’s audit, audit-related, tax and other services. For the year ended December 31, 2016, the Audit Committee pre-approved 100% of the services described above.
We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accountant of the Company for 2017.

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SHAREHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Proxy Statement Proposals
Any of our shareholders who desire to submit a proposal for action at the 2018 annual meeting of shareholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in our proxy materials, must submit such Rule 14a-8 Proposal to us at our principal executive offices no later than December 14, 2017 unless we notify the shareholders otherwise. Only those Rule 14a-8 Proposals that are timely received by us, proper for shareholder action (and otherwise proper), and satisfy the SEC requirements for inclusion will be included in our proxy materials.
Other Proposals
Any of our shareholders who desire to submit a proposal for action at the 2018 annual meeting of shareholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in our proxy materials, must submit such Non-Rule 14a-8 Proposal to the Secretary of the Company at our principal executive offices so that it is received between January 25, 2018 and February 24, 2018, unless we notify the shareholders otherwise. The advance notice provisions contained in our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a Rule 14a-8 Proposal included in our proxy statement under the rules of the SEC. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our bylaws and the applicable rules of the SEC.
If a Non-Rule 14a-8 Proposal is properly presented at the meeting, we will elect to exercise our discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. “Discretionary voting authority” is the ability to vote proxies that shareholders have executed and submitted to us, on matters not specifically reflected in our proxy materials, and on which shareholders have not had an opportunity to vote by proxy. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable SEC rules. The Board of Directors knows of no matters, other than the proposals included in this Proxy Statement, to be presented for consideration at the Annual Meeting.
Identification of Director Candidates
It is the responsibility of the Board of Directors to identify, evaluate and recommend nominees for election at the annual meeting of shareholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Board of Directors endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face an independent energy retail services company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
The Board of Directors considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board, when selecting nominees. In that regard, the Board of Directors endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board of Directors believes it has achieved that balance through the representation on the Board of Directors of members having experience in the energy retail services industry, accounting and investment analysis, among other areas. The Board of Directors does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.
In identifying potential director candidates, the Board of Directors relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Board of Directors may from time to time engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

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The Board of Directors will also consider any nominee recommended by shareholders for election at the annual meeting of shareholders to be held in 2018 if that nomination is submitted in writing, between January 25, 2018 and February 24, 2018, to Spark Energy, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Corporate Secretary. We will evaluate director nominees proposed by shareholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to us with the written nomination:

•	the nominee’s name, address and other personal information;

•	the number of shares of each class and series of stock of the Company held by such nominee;

•	the nominating shareholder’s name and address; and

•	all other information required to be disclosed pursuant to our bylaws and Regulation 14A of the Exchange Act.
Each submission must also include a written consent signed by the nominee evidencing a willingness to serve as a director, if elected. We suggest that any such proposal be sent by certified mail, return receipt requested.
SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by our officers, directors and regular employees. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and we will reimburse the forwarding expenses. In addition, we have retained Broadridge Financial Solutions to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for a fee estimated not to exceed $6,000. We will bear all costs of solicitation.
SHAREHOLDER LIST
In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Houston, Texas, a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
SHAREHOLDERS SHARING AN ADDRESS
We will deliver only one Proxy Statement and Annual Report to Shareholders to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Shareholders to a shareholder at a shared address to which a single copy has been delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders by contacting us at the following address or phone number: 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Corporate Secretary or (713) 600-2600. Conversely, if multiple shareholders sharing an address receive multiple Proxy Statements and Annual Reports to Shareholders and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.
PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION
Our Annual Report to Shareholders for the year ended December 31, 2016, is being made available to shareholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

SPARK ENERGY, INC.
12140 WICKCHESTER LN., SUITE 100
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following:

For Withhold For All
All    All    Except

To withhold authority to vote for any
individual nominee(s), mark “For All
Except” and write the number(s) of the
nominee(s) on the line below.

1. Election of Director
Nominees
01 James G. Jones II

The Board of Directors recommends you vote FOR the following proposal:    For    Against Abstain

2. To ratify the appointment of KPMG as the Company's independent registered public accountant for 2017.

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters come properly before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]
0000333210_1 R1.0.1.15

Date

Signature (Joint Owners)

Date

0000333210_2 R1.0.1.15
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report Including 10K, Notice & Proxy
Statement are available at www.proxyvote.com

SPARK ENERGY, INC.
Annual Meeting of Shareholders
May 25, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Nathan Kroeker and Robert Lane, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of SPARK ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, CDT on May 25, 2017, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side